EXHIBIT 5(a)



                 [Letterhead of Friday, Eldredge & Clark, LLP]




       Entergy Arkansas, Inc.
       425 West Capitol, 40th Floor
       Little Rock, Arkansas  72201

       Ladies and Gentlemen:

            We refer to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Arkansas, Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended, of $300,000,000 in aggregate principal amount of its First Mortgage Bonds and Debt Securities (the "Securities") to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Indenture for First Mortgage Bonds, as proposed to be supplemented, under which any First Mortgage Bonds are to be issued (the "Indenture"). We advise you that in our opinion:

                 (1) The Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

                 (2) All action necessary to make valid and legal the proposed issuance and sale by the Company of the Securities will have been taken when:

                      (a) the Company's said Registration Statement on Form S-3, as it may be amended, shall have become effective in accordance with the applicable provisions of the Securities Act of 1933, as amended, and a supplement or supplements to the prospectus specifying certain details with respect to the offering or offerings of the Securities shall have been filed with the Commission, and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

                      (b) appropriate orders shall have been issued by the Arkansas Public Service Commission and the Tennessee Public Service Commission authorizing the issuance and sale of the Securities;

               (c) appropriate action shall have been taken by the Board of Directors of the Company and/or by the Executive Committee thereof and/or by an Authorized Officer thereof for the purpose of authorizing the
          consummation    of   the   issuance   and    sale    of    the
          Securities;

               (d)    the   specific  terms  of  each   Security   shall
          have   been   determined  by  supplemental  indenture,   board
          resolution, or officer's certificate; and

               (e)    the   Securities  shall  have  been   issued   and
          delivered for the consideration contemplated by, and otherwise in conformity with, the acts, proceedings, and documents referred to above.

          (3) When the foregoing steps applicable to the Securities shall have been taken, the Securities will have been legally issued and will be valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of mortgagees' and other creditors' rights.

          This   opinion   does   not   pass   upon   the   matter    of
compliance with "blue sky" laws or similar laws relating to the sale or distribution of the Securities by underwriters.

          We   are  members  of  the  Arkansas  Bar  and  do  not   hold
ourselves out as experts on the laws of any other state.

          We hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-3 and consent to such references to our firm as may be made in the Registration Statement and in the Prospectus constituting a part thereof.

                              Very truly yours,

                              /s/ Friday, Eldredge & Clark, LLP

                              FRIDAY, ELDREDGE & CLARK, LLP